EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference of our report dated January 26, 2004, with respect to the consolidated financial statements and schedule of WellPoint, Inc., name changed from Anthem, Inc. effective November 30, 2004, included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission, which is incorporated by reference in the WellPoint, Inc. Registration Statement (Form S-8) pertaining to the 2005 Comprehensive Executive Non-qualified Retirement Plan.

/s/ Ernst & Young LLP

Indianapolis, Indiana

December 17, 2004